Ex 99.1
Seer Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Full Year 2022 Outlook

Demonstrated tangible market progress and shipped 17 instruments through year end 2021
REDWOOD CITY, Calif. Feb 28, 2022 – Seer, Inc. (Nasdaq: SEER), a life sciences company commercializing a disruptive new platform for proteomics, today reported financial results for the fourth quarter and full year ended December 31, 2021.

“This has been a momentous year for Seer, one that paved the way for our technology in the hands of lighthouse collaborators and customers, demonstrated the unique benefits of our technology, and positioned Seer to open up new possibilities for researchers with an unbiased, scalable approach to proteomics,” said Omid Farokhzad, Chief Executive Officer and Chair, “As we enter 2022, we are excited about our market opportunity, confident in what the Proteograph Product Suite can deliver and ready to serve an expanding customer base as we move forward with broad commercial release of the Proteograph.”

Recent Highlights
•Revenue of $6.6 million for the full year 2021, inclusive of $3.1 million for the fourth quarter
•Commenced broad commercial release of the Proteograph Product Suite, with multiple orders pre-booked
•Created the Proteogenomics Consortium with Discovery Life Sciences and SCIEX in January 2022, a first-of-its-kind, multi-year collaboration for large-scale studies, to offer deep, unbiased proteomics with capacity ramping to over 100,000 samples per year
•Launched the Centers of Excellence program with providers in North America, Europe, and Asia Pacific
•Added Meeta Gulyani, Head of Strategy, Business Development and Transformation for the Life Science business of Merck KGaA, Darmstadt, Germany and Rachel Haurwitz, Ph.D, CEO of Caribou Biosciences, to the Board of Directors
Fourth Quarter 2021 Financial Results
Revenue was $3.1 million for the three months ended December 31, 2021, as compared to $336 thousand for the three months ended December 31, 2020. The increase was the result of increased sales of the Proteograph Product Suite, including SP100 instruments, consumable kits and product evaluations in the fourth of quarter of 2021. Product-related revenue was $3.0 million, including $1.2 million of related party revenue, and grant revenue was $34 thousand.

Gross profit, inclusive of grant revenue, was $1.4 million and gross margin was 47% for the fourth quarter of 2021.

Operating expenses were $21.3 million for the fourth quarter of 2021, as compared to $13.4 million for the corresponding prior year period. The increase in expenses was driven by increased employee compensation and other related expenses, including stock-based compensation and increased costs related to being a publicly traded company.

Net loss was $19.7 million for the fourth quarter of 2021, as compared to $12.9 million for the corresponding prior year period.

Full Year 2021 Financial Results

Revenue was $6.6 million for the year ended December 31, 2021, as compared to $656 thousand for the year ended December 31, 2020. Product-related revenue was $5.9 million, including $2.3 million of related party revenue, service revenue was $500 thousand and grant and other revenue was $223 thousand.

Gross profit, inclusive of grant revenue, was $3.4 million and gross margin was 52% for the full year 2021.

Operating expenses were $74.9 million for the full year 2021, as compared to $34.3 million for the corresponding prior year period.

Net loss was $71.2 million for the full year 2021, as compared to $32.8 million for the corresponding prior year period.

Cash, cash equivalents and investments were $493.3 million as of December 31, 2021.

2022 Guidance
Seer expects full year 2022 revenue to be in the range of $14.0 million to $16.0 million. In 2022, Seer also expects to continue to increase investments in its commercial, operations and research and development activities in order to drive long-term growth and value creation.

Webcast Information
Seer will host a conference call to discuss the fourth quarter and full year 2021 financial results on Monday, February 28, 2022 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at http://investor.seer.bio. The webcast will be archived and available for replay for at least 90 days after the event.

About Seer
Seer™ is a life sciences company developing transformative products that open a new gateway to the proteome. Seer’s Proteograph™ Product Suite is an integrated solution that includes proprietary engineered nanoparticles, consumables, automation instrumentation and software to perform deep, unbiased proteomic analysis at scale in a matter of hours. Seer designed the Proteograph workflow to be efficient and easy to use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution that can be incorporated by nearly any lab. Seer’s Proteograph Product Suite is for research use only and is not intended for diagnostic procedures. For more information, please visit www.seer.bio.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect the Company’s current views with respect to certain current and future events and financial performance. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements. Such forward-looking statements are based on the Company’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements, including but not limited to statements regarding the Company’s outlook for fiscal year 2022 and its ability to imagine and pioneer new ways to decode the secrets of the proteome to improve human health. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K, to be filed with the SEC on March 1, 2022, and other documents the Company subsequently files with the SEC from time to time. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Carrie Mendivil
investor@seer.bio

Media Contact:
Karen Possemato
pr@seer.bio

Seer, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Revenue:
Product	$ 1,882	$ —	$ 3,577	$ —
Service	—	—	500	—
Related party	1,150	—	2,317	—
Grant and other	34	336	223	656
Total revenue	3,066	336	6,617	656
Cost of revenue:
Product	1,222	—	2,300	—
Service	—	—	42	—
Related party	411	—	863	—
Total cost of revenue	1,633	—	3,205	—
Gross profit	1,433	336	3,412	656
Operating expenses:
Research and development	8,215	5,422	29,121	18,942
Selling, general and administrative	13,092	7,955	45,764	15,363
Total operating expenses	21,307	13,377	74,885	34,305
Loss from operations	(19,874)	(13,041)	(71,473)	(33,649)
Other income (expense):
Interest income	157	105	326	883
Interest expense	(22)	—	(22)	—
Other expense	—	—	—	(9)
Total other income	135	105	304	874
Net loss	$ (19,739)	$ (12,936)	$ (71,169)	$ (32,775)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.32)	$ (0.54)	$ (1.17)	$ (2.48)
Weighted-average common shares outstanding, basic and diluted	61,562,065	23,893,201	60,863,950	13,216,657

Seer, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$ 232,813	$ 333,585
Short-term investments	167,261	98,278
Accounts receivable, net	2,495	—
Related party receivables	1,283	99
Other receivables	366	163
Inventory	4,145	551
Prepaid expenses and other current assets	3,336	452
Total current assets	411,699	433,128
Long-term investments	93,186	—
Operating lease right-of-use assets	20,142	—
Property and equipment, net	13,087	8,441
Restricted cash	524	343
Other assets	501	407
Total assets	$ 539,139	$ 442,319
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 3,789	$ 2,115
Accrued expenses	7,371	5,147
Accrued research and development	1,023	396
Deferred revenue	376	250
Deferred rent, current	—	186
Operating lease liabilities, current	864	—
Total current liabilities	13,423	8,094
Deferred rent, net of current portion	—	1,899
Operating lease liabilities, net of current portion	22,459	—
Other noncurrent liabilities	341	717
Total liabilities	36,223	10,710

Stockholders’ equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized as of December 31, 2021 and 2020; zero shares issued and outstanding as of December 31, 2021 and 2020	—	—
Class A common stock, $0.00001 par value; 94,000,000 shares authorized as of December 31, 2021 and 2020; 57,493,005 and 53,395,319 shares issued and outstanding as of December 31, 2021 and 2020, respectively;	1	1
Class B common stock, $0.00001 par value; 6,000,000 shares authorized as of December 31, 2021 and 2020; 4,522,478 and 5,865,732 shares issued and outstanding as of December 31, 2021 and 2020, respectively;	—	—
Additional paid-in capital	629,981	486,915
Accumulated other comprehensive income (loss)	(536)	54
Accumulated deficit	(126,530)	(55,361)
Total stockholders’ equity	502,916	431,609
Total liabilities and stockholders’ equity	$ 539,139	$ 442,319